UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Cemtrex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3829	30-0399914
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

276 Greenpoint Ave Bld. 8 Suite 208

Brooklyn, NY 11222

Tel. no. (631) 756-9116

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Corporation Trust Company

Corporation Trust Center

1209 Orange St.

Wilmington, DE 19801

(302) 658-7581 (Tel.)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Amount of Registration Fee(3)
Series 1 Preferred Stock, par value $0.001 per share	1,783,317	$1.07	$1,908,149.19	$247.68
Total	1,783,317	$1.07	$1,908,149.19	$247.68

(1)	Represents 1,783,317 shares of Series 1 Preferred Stock potentially issuable as payment-in-kind dividends on the outstanding shares of Series 1 Preferred Stock
(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of Series 1 Preferred Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the closing price per share of our Series 1 Preferred Stock as reported on Nasdaq.

The Registrant hereby amends this Registration Statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such 2 date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

COPIES OF COMMUNICATIONS TO:

The Doney Law Firm

4955 S. Durango Dr. Ste. 165

Las Vegas, NV 89103

(702) 982-5686 (Tel.)

SUBJECT TO COMPLETION, April 15, 2020

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

CEMTREX, INC.

PROSPECTUS

1,783,317 SHARES OF SERIES 1 PREFERRED STOCK

We are offering 1,783,317 shares of our Series 1 Preferred Stock as in-kind dividend payments under the terms of our Series 1 Preferred Stock. Holders of our Series 1 Preferred Stock are entitled to receive cumulative cash dividends at the rate of 10% of the purchase price per year, payable semiannually on the last day of March and September in each year. Dividends may also be paid, at our option, in additional shares of Series 1 Preferred Stock, valued at their liquidation preference of $10.00 per share. The Series 1 Preferred ranks senior to the common stock with respect to dividends. Dividends will be entitled to be paid to the Series 1 Preferred Stock prior to any dividend to the holders of our common stock.

The offering will terminate one year after this registration statement is declared effective by the SEC. We will not receive any proceeds from the sale of shares of our Series 1 Preferred Stock issued as dividends to holders of our Series 1 Preferred Stock.

Our Series 1 Preferred Stock is listed on the Nasdaq Capital Market under the symbol CETXP. On April 13, 2020, the last reported sales price for our Series 1 Preferred Stock was $1.07 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus titled “Risk Factors” on page 3 before buying any Series 1 Preferred Stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated April 15, 2020

PROSPECTUS

iii

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Cemtrex” refers to Cemtrex, Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common shares.

About Cemtrex

We are a rapidly growing diversified technology and manufacturing company. We have evolved through strategic acquisitions and internal growth from a small environmental monitoring instruments company into a leading multi-industry technology company that provides a wide array of solutions to meet today’s consumer, commercial and industrial challenges. We manufacture advanced custom engineered electronics, including our new SmartDesk, extensive industrial services, integrated hardware and software solutions, proprietary IoT (Internet of Things) and wearable devices, and systems for controlling particulates and other regulated pollutants. Our operations are currently divided into the following two market segments – Advanced Technologies and Industrial Technology.

Advanced Technologies

Cemtrex’s Advanced Technologies segment delivers cutting-edge technologies in the IoT, Wearables and Smart Devices, such as the SmartDesk. Through the Company’s advanced engineering and product design, they deliver progressive design and development solutions to create impactful experiences for mobile, web, virtual and augmented reality, wearables and television as well as providing cutting edge, mission critical security and video surveillance through its subsidiary Vicon Industries, Inc. Through its Cemtrex VR division, the Company is developing a wide variety of applications for virtual and augmented reality markets.

Cemtrex has developed a cutting edge IoT product, the SmartDesk, over the last eighteen months to revolutionize the desktop PC market. The SmartDesk is custom engineered and manufactured by Cemtrex with over eighteen patents pending around the product. SmartDesk combines and reimagines the needs of the modern office workstation in a sleek, clutter-free design. The product includes 72 inches of touch display monitors, proprietary patent-pending touch and gesture control, digital phone and webcam, integrated document scanner, wireless smartphone charging, and a built-in keyboard / trackpad with an electric-powered, adjustable-height desk.

Electronics Manufacturing

On August 15, 2019, the Company completed the sale of its businesses in the Electronics Manufacturing segment and exited that business segment.

Industrial Technology

Our Industrial Technology segment offers single-source expertise and services for rigging, millwrighting, in-plant maintenance, equipment erection, relocation and disassembly to diversified customers in the United States.

We believe our ability to attract and retain new customers comes from our ongoing commitment to understanding our customers’ business performance requirements and our expertise in meeting or exceeding these requirements and enhancing their competitive edge. We work closely with our customers from an operational and senior executive level to achieve a deep understanding of our customer’s goals, challenges, strategies, operations and products to ultimately build a long lasting, successful relationship.

For the fiscal years ended September 30, 2019 and 2018, we had total revenues of $39.3 million and $22.6 million, respectively, and net loss of $21.9 million and $9.2 million, respectively. We had total assets of $44.4 million as of September 30, 2019.

For the three months ended December 31, 2019 and 2018, we had total revenues of $12.2 million and $5.7 million, respectively, and net loss of $139,254 and $2,176,298, respectively. We had total assets of $48.7 million as of December 31, 2019.

1

Corporate Information

We were incorporated in Delaware in April 1998. Our principal executive offices are located at 276 Greenpoint Ave, Brooklyn, New York 11222, and our telephone number is (631) 756-9116. We maintain a website at www.cemtrex.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

The Offering

Securities Offered by Us:	1,783,317 shares of Series 1 Preferred Stock as in-kind dividends.
Minimum Number of Series 1 Preferred Stock To Be Sold in This Offering:	None.
Number of Shares of Series 1 Preferred Stock Outstanding Before the Offering:	2,216,683 shares of Series 1 Preferred Stock are issued and outstanding as of the date of this prospectus.
Use of Proceeds:	We will not receive any proceeds from the sale of shares of our Series 1 Preferred Stock issued as dividends to holders of our Series 1 Preferred Stock.
Risk Factors:	You should consider the matters set forth under “Risk Factors” beginning on page 3, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before deciding to invest in shares of our Series 1 Preferred Stock.

Summary Financial Information

Balance Sheet Data	December 31, 2019	September 30, 2019
Cash	$3,963,958	$1,769,994
Total Assets	$48,713,569	$44,392,697
Liabilities	$25,685,133	$22,246,593
Total Stockholders’ Equity	$23,028,436	$21,966,104

Statement of Operations	Year Ended September 30, 2019	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018
Revenue	$19,268,687	$12,220,083	$5,717,589
Net Loss for the Period	$(21,862,716)	$(139,254)	$(2,176,298)

2

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common shares. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common shares, if we publicly trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND OUR BUSINESS

There is no guarantee that cash flow from operations and/or debt and equity financings will provide sufficient capital to meet our expansion goals and working capital needs.

Our current strategic plan includes the expansion of our company both organically and through acquisitions if market conditions and competitive conditions allow. Due to the long-term nature of investments in acquisitions and other financial needs to support organic growth, including working capital, we expect our long-term and working capital needs to periodically exceed the short-term fluctuations in cash flow from operations. We anticipate that we will likely raise additional external capital from the sale of common stock, preferred stock and debt instruments as market conditions may allow, in addition to cash flow from operations (which may not always be sufficient), to fund our growth and working capital needs.

In the event that we need to raise significant amounts of external capital at any time or over an extended period, we face a risk that we may need to do so under adverse capital market conditions with the result that our existing shareholders, as well as persons who acquire our common stock, may incur significant and immediate dilution should we raise capital from the sale of our common or preferred stock. Similarly, we may need to meet our external capital needs from the sale of secured or unsecured debt instruments at interest rates and with such other debt covenants and conditions as the market then requires. In all of these transactions we anticipate that we will likely need to raise significant amounts of additional external capital to support our growth. However, there can be no guarantee that we will be able to raise external capital on terms that are reasonable in light of current market conditions. In the event that we are not able to do so, those who acquire our common stock may face significant and immediate dilution and other adverse consequences. Further, debt covenants contained in debt instruments that we issue may limit our financial and operating flexibility with consequent adverse impact on our common stock market price.

We have substantial debt which could adversely affect our ability to raise additional capital to fund operations and prevent us from meeting our obligations under outstanding indebtedness.

As of December 31, 2019, our total liabilities were approximately $25.7 million, and our current liabilities were approximately $18.3 million. This substantial debt could have important consequences, including the following: (i) a substantial portion of our cash flow from operations may be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations, future business opportunities and capital expenditures; (ii) our ability to obtain additional financing for working capital, debt service requirements and general corporate purposes in the future may be limited; (iii) we may face a competitive disadvantage to lesser leveraged competitors; (iv) our debt service requirements could make it more difficult to satisfy other financial obligations; and (v) we may be vulnerable in a downturn in general economic conditions or in our business and we may be unable to carry out activities that are important to our growth.

Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond management’s control. If we are unable to generate sufficient cash flow to service our debt or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, which could impair our liquidity. Any refinancing of indebtedness, if available at all, could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. Despite our significant amount of indebtedness, we may need to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial debt.

3

We are substantially dependent upon the success and continued market acceptance of our technology and a favorable regulatory environment; the absence of which may significantly reduce our sales, profits and cash flow and adversely impact our financial condition.

The recent reduction of emissions control regulations has adversely impacted the market for our environmental control products business. In addition to overall reduced market demand, other competing technologies may be offered by both existing competitors or by those that enter the market and these competing technologies may offer a better cost-benefit ratio than our products and/or at lower prices with the result that our sales, profits, and cash flow may suffer significantly over an extended period with serious adverse impact on our financial condition.

Our future operating results depend in part on continued successful research, development and marketing of new and improved products and services through our new subsidiary Cemtrex Advanced Technologies, and there can be no assurance that we will successfully introduce new products and services into the market.

The success of new and improved products and services through our Cemtrex Advanced Technologies Inc. subsidiary depends on our research and development efforts and the initial acceptance of our products by consumers. This is a new line of business for our company, and our management has limited experience with consumer products in general, and with IoT products in particular. Our business is affected by varying degrees of technological change and corresponding shifts in customer demand, which result in unpredictable product transitions, shortened life cycles and increased importance of being first to market with new products and services. We may experience difficulties or delays in the research, development, production and/or marketing of new products and services, and may develop new types of products for which there might be little market demand, which may negatively impact our operating results and prevent us from recouping or realizing a return on the investments required to continue to bring new products and services to market.

Our failure to successfully develop, sell and market our new SmartDesk in a timely and cost effective manner could adversely affect our future profitability.

We believe that our profitability will depend in part on our ability to effectively (i) market and sell SmartDesk, (ii) continue our engineering effort to develop new features for the SmartDesk as requested by customers, (iii) market SmartDesk through our own marketing organization and via third-party distribution channels in the United States and internationally, and (iv) deliver SmartDesk to customers with appropriate installation and service. Failure to successfully execute these tasks in a timely and cost effective manner could adversely affect profitability. There can be no assurance that we will be successful in these efforts or that even when our SmartDesk is delivered, it will achieve market acceptance in a timely fashion. Further, there can be no assurance that expenses incurred in connection with the development, sales and marketing of SmartDesk will not exceed our expectations, or that SmartDesk will generate revenues sufficient to offset these expenses. In addition, although we have filed numerous U.S. patent applications relating to various aspects and features of our SmartDesk, there can be no assurance that any patents will issue on any of the pending patent applications.

Our ability to secure and maintain sufficient credit arrangements is key to our continued operations and there is no assurance we will be able to obtain sufficient additional equity or debt financing in the future.

There is no assurance that we will be able to retain or renew our credit agreements and other finance agreements in the future. In the event our company grows rapidly, the uncertain economic climate continues or we acquire one or more other companies, additional financing resources will likely be necessary in the current or future fiscal years. As a smaller public company with a limited ability to attract and obtain financing, there is no assurance that we will be able to obtain sufficient additional equity or debt financing in the future on terms that are reasonable in light of current market conditions.

Our sales and gross margins depend significantly on market demand for our products, as to which there can be no assurance.

The uncertainty in the United States and in the international economic and political environment could result in a decline in demand for our products in any industry. Our gross margins are dependent upon our ability to maintain sales volumes at levels that allow us to cover our fixed costs and variable costs per unit. To the extent that one or more product lines experience a significant and protracted decline in sales volume, we may experience significant declines in our gross margins that may result in losses. Further, any adverse changes in tax rates and laws affecting our customers could result in decreases in demand of our products and thus decrease our gross margins. Any of these factors could negatively impact our business, results of operations and financial condition.

4

Many of our existing and future customers do not commit to firm production schedules, which may result in higher fixed costs per unit for us relative to our competitors.

Most of our customers do not commit to long-term production schedules, which makes it difficult to schedule production and achieve maximum efficiency at our manufacturing facilities and to manage inventory levels. We are unable to forecast the level of customer orders with any precision. As a result, our fixed costs per unit may be higher than our competitors who are able to achieve greater economies with longer production runs at lower costs per unit and, at the same time, achieve lower manufacturing costs as a result and as a result of better manufacturing scheduling. The volume and timing of sales to our customers may vary due to:

●	customers’ attempts to manage their inventory;
●	variation in demand for the company’s customers’ products design changes; or
●	acquisitions of or consolidation among customers.

In these circumstances, we anticipate that we could be required to increase or decrease staffing and more closely manage other expenses in order to meet the anticipated demand of our existing and future customers. Orders from our customers are subject to cancellation, and delivery schedules from our customers fluctuate as a result of changes in our customers’ demand, thereby adversely affecting our results of operations, and may result in higher inventory levels. Higher inventory levels may cause us to need greater external financing, which adversely affects our financial performance.

Our products face competitive challenges, including rapid technological changes, and pricing pressure from competitors, which could adversely affect our business.

All of our product lines are subject to significant competition from existing and future competitors, market conditions and technological change, or a combination of them, and our sales revenues and gross margins may suffer protracted and serious declines with the result that we would likely incur protracted losses. Further, the barriers to entry in several of our lines of business are not so significant that we may be facing competition from others who see significant opportunities to enter the market and undercut our prices with products that possess superior technological attributes at prices that offer our customers a better value. In this instance, we could incur protracted and significant losses and persons who acquire our common stock would suffer losses thereby.

Factors affecting the industries that utilize our products could negatively impact our customers and us.

We have no real control over factors affecting the industries that utilize our products and to the extent that any one or more of these industries change dramatically, we may be facing significant financial challenges that are in excess of our existing capabilities. These factors include:

●	increased competition among our customers and their competitors;
●	the inability of our customers to develop and market their products;
●	recessionary periods in our customers’ markets;
●	the potential that our customers’ products become obsolete;
●	our customers’ inability to react to rapidly changing technology; and
●	our customers’ inability to pay for our products, which could, in turn, affect the company’s results of operations.

5

If we are unable to develop new products, our competitors may develop and market products with better features that may reduce demand for our existing and potential products or otherwise result in our products becoming obsolete and could materially and adversely affect our ability to sustain profitability.

There are many larger competitors who compete directly with us and who have significantly greater financial, technological and research resources. This may serve to severely damage our ability to market and sell our products at price levels that would allow us to achieve and maintain profit margins and positive cash flow.

We are a smaller public company and we face rapid technological change in many of our product markets and we may not be able to introduce any successful new products or any enhancements to our existing products on a timely basis, or at all. This could result in prolonged and significant losses. In addition, our introduction of new products could adversely affect sales of certain of our existing products if these new products directly compete with our existing products. If our competitors develop innovative technologies that are superior to our products or if we fail to accurately anticipate market trends and respond on a timely basis with our own innovations, we may not achieve sufficient growth in its revenues to attain profitability or if we do, we may not be able sustain profitability.

We may incur substantial costs enforcing our proprietary information, defending against third-party patents, invalidating third-party patents or licensing third-party intellectual property, as a result of litigation or other proceedings relating to intellectual property rights.

We have undertaken only a limited evaluation of our intellectual property rights and we may discover that one or more of our intellectual property rights infringe upon the patents or rights of others with the result that we may incur significant losses thereby. In that event, any person who acquires our common stock may suffer losses thereby.

While we believe that our technology and procedures are likely proprietary, we cannot assure you that others have not or will not replicate our technology and procedures and achieve greater efficiencies and success at our expense.

In that event, we could suffer serious and protracted losses and negative cash flow thereby, our strategy has been to rely on our flexibility to develop custom engineered solutions for various applications and be responsive to customer needs. We cannot assure you that this strategy is or will remain effective to meet these challenges.

We may not have sufficient financial resources to defend our intellectual property rights or otherwise successfully defend against claims that we have infringed on a third party’s intellectual property and, as a result, it may adversely affect our business, financial condition and results of operations.

Even if such claims are not valid, they could subject us to significant costs. In addition, it may be necessary in the future to enforce our intellectual property rights to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. We may not have sufficient financial resources to defend our intellectual property rights or otherwise to successfully defend the company against valid or spurious claims that we have infringed upon the intellectual property rights of others. An adverse outcome in litigation or any similar proceedings could force us to take actions that could harm its business. These include: (i) ceasing to sell products that contain allegedly infringing property; (ii) obtaining licenses to the relevant intellectual property which we may not be able to obtain on terms that are acceptable, or at all; (iii) indemnifying certain customers or strategic partners if it is determined that we have infringed upon or misappropriated another party’s intellectual property; and (iv) redesigning products that embody allegedly infringing intellectual property. Any of these results could adversely and significantly affect our business, financial condition and results of operations. In addition, the cost of defending or asserting any intellectual property claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and lead to significant and protracted losses.

We have grown through acquisitions and are continuously looking to fund other acquisitions; our failure to raise funds for acquisitions may have the effect of slowing down our growth and our use of funds for acquisitions subjects us to acquisition-related risks.

We intend to make acquisitions of complementary (including competitive) businesses, products and technologies. However, any future acquisitions may result in material transaction costs, increased interest and amortization expenses related to goodwill and other intangible assets, increased depreciation expense and increased operating expenses, any of which could have an adverse effect on our operating results and financial position. Acquisitions will require integration of acquired assets and management into our operations to realize economies of scale and control costs. Acquisitions may involve other risks, including diversion of management attention that would otherwise be available for ongoing internal development of our business and risks inherent in entering markets in which we have no or limited prior experience. In connection with future acquisitions, we may make potentially dilutive issuances of equity securities. In addition, consummation of acquisitions may subject us to unanticipated business uncertainties, contingent liabilities or legal matters relating to those acquired businesses for which the sellers of the acquired businesses may not fully indemnify us. There can be no assurance that our business will grow through acquisitions, as anticipated.

6

The loss of the services of Aron Govil and Saagar Govil for any reason would materially and adversely affect our business operations and prospects.

Our financial success is dependent to a significant degree upon the efforts of Aron Govil, our Chief Financial Officer and Executive Director, and Saagar Govil, our Chairman, President and Chief Executive Officer. Aron Govil, who previously served as our Chairman of the Board, has knowledge regarding industrial & technology businesses and has financial resources and business contacts that would be extremely difficult to replace. Saagar Govil possesses engineering, sales and marketing experience concerning our company that our other officers do not have. There can be no assurance that Aron Govil and Saagar Govil will continue to provide services to us. A voluntary or involuntary departure by Aron Govil and/or Saagar Govil could have a materially adverse effect on our business operations if we were not able to attract a qualified replacement for them in a timely manner.

Our management stockholders have significant stockholdings in and influence over our company which could make it impossible for public stockholders to influence the affairs of our company.

We are a “controlled company” under Nasdaq Listing Rules. A majority of our outstanding voting shares, which includes our common stock, Series A preferred stock, Series 1 preferred stock and Series C preferred stock are beneficially held by Aron Govil, our Executive Director, and Saagar Govil, our Chairman, President and Chief Executive Officer. Pursuant to the certificate of designation for our Series A preferred stock, each outstanding share of Series A preferred stock is entitled to the number of votes equal to the result of (i) the total number of shares of our common stock outstanding at the time of such vote multiplied by 1.01, divided by (ii) the total number of shares of our series A preferred stock outstanding at the time of such vote, at each meeting of stockholders of our company with respect to any and all matters presented to our stockholders for their action or consideration, including the election of directors. Pursuant to the certificate of designation for our Series C preferred stock, each issued and outstanding Series C Preferred Share shall be entitled to the number of votes equal to the result of: (i) the number of shares of common stock of the Company (The “Common Shares”) issued and outstanding at the time of such vote multiplied by 10.01; divided by (ii) the total number of Series C Preferred Shares issued and outstanding at the time of such vote, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. Holders of Series C Preferred Shares shall vote together with the holders of Common Shares as a single class. As a result of Aron Govil’s and Saagar Govil’s ownership of our common stock and Aron Govil’s ownership of our Series A preferred stock, Series C preferred stock, and Series 1 preferred stock, our management stockholders control, and will control in the future, substantially all matters requiring approval by the stockholders of our company, including the election of all directors and approval of significant corporate transactions. This could make it impossible for public stockholders to influence the affairs of our company.

7

Risks Related To Ownership of Our Shares

We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

Since our inception, we have relied on sales of our common shares to fund our operations. We will likely be required to conduct additional equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common shares are issued in return for additional funds, the price per share could be lower than that paid by our current shareholders. We anticipate continuing to rely on equity sales of our common shares in order to fund our business operations. If we issue additional shares, your percentage interest in us could become diluted.

The price of our trading securities may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

The market price of our trading securities, which includes our common stock, Series 1 Preferred Stock and our Series 1 Warrants is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

̜●	government regulation of our products and services;
●	the establishment of partnerships with companies;
intellectual property disputes;
●	additions or departures of key personnel;
●	sales of our securities;
●	our ability to integrate operations, technology, products and services;
●	our ability to execute our business plan;
●	operating results below expectations;
●	loss of any strategic relationship;
●	industry developments;
●	economic and other external factors; and
●	period-to-period fluctuations in our financial results.

You should consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities.

Future sales of common stock by us could cause our stock price to decline and dilute your ownership percentage in our company.

There are currently 433,965 shares of our common stock issuable upon the exercise of our publicly-traded series 1 warrants that have an exercise price of $50.48 per share and 1,050,000 shares of our common stock reserved for issuance upon the exercise of our outstanding stock options at a weighted average exercise price of $1.91 per share. We are not restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock by us in the market or the perception that such sales could occur. If we raise funds or make acquisitions by issuing additional securities in the future or the outstanding warrants or stock options to purchase our common stock are exercised, the newly-issued shares will dilute your ownership percentage in our company.

8

The market price for our common stock after this offering may be lower than the offering price, and our stock price may be volatile.

The trading volume in our common stock may fluctuate and cause significant price variations to occur. Fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results. Our stock price may fluctuate as a result of a number of events and factors such as those described elsewhere in this “Risk Factors” section, events described in this prospectus supplement and the accompanying prospectus, and other factors that are beyond our control. In addition, the stock market, in general, has historically experienced significant price and volume fluctuations. Our common stock has also been volatile, with our 52-week price range being at a low of $0.60 and a high of $5.39 per share. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.

We cannot predict when, or whether, we will declare a dividend on our common stock which may adversely impact the market price of our stock.

Our board of directors declared a one-time cash dividend on our common stock in April 2017. The terms of our series 1 preferred stock provide for the payment of semiannual dividends on the last day of March and September in each year, which began in March 2017. No other cash dividends have been declared or paid by us on our stock during either of the two most recent fiscal years or the period through the date of this prospectus. Other than with respect to our series 1 preferred stock, our board of directors declares dividends when, in its discretion, it determines that a dividend payment, as opposed to another use of cash, is in the best interests of the stockholders. Such decisions are based on the facts and circumstances then existing including, without limitation, our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. As a result, we cannot predict when, or whether, another dividend on our common stock will be declared in the future.

Our series 1 preferred stock and all of our existing and future indebtedness rank senior to our common stock in the event of a liquidation, winding up or dissolution of our business.

In the event of our liquidation, winding up or dissolution, our assets would be available to make payments to holders of all existing and future indebtedness and series 1 preferred stock before payments to holders of our common stock. In the event of our bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying amounts to the holders of our indebtedness and series 1 preferred stock, to pay anything to common stockholders. As of December 31, 2019, we had total liabilities of approximately $25.7 million and 2,216,683 shares of series 1 preferred stock outstanding. Any liquidation, winding up or dissolution of our company or of any of our wholly or partially-owned subsidiaries would have a material adverse effect on holders of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand future prospects and make informed investment decisions. This prospectus contains these types of statements. Words such as “may,” “expect,” “believe,” “anticipate,” “estimate,” “project,” or “continue” or comparable terminology used in connection with any discussion of future operating results or financial performance identify forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the “Risk Factors” section of this prospectus, as well as any cautionary language in this prospectus, provide examples of these risks and uncertainties. The safe harbor for forward-looking statements is not applicable to this offering pursuant to Section 27A of the Securities Act of 1933.

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USE OF PROCEEDS

We will not receive any proceeds from the issuance of in-kind dividends of our Series 1 Preferred Stock to the holders of our Series 1 Preferred Stock.

PLAN OF DISTRIBUTION AND DETERMINATION OF OFFERING PRICE

We are offering 1,783,317 shares of our Series 1 Preferred Stock as in kind dividend payments under the terms of our Series 1 Preferred Stock. Holders of our Series 1 Preferred Stock are entitled to receive cumulative cash dividends at the rate of 10% of the purchase price per year, payable semiannually on the last day of March and September in each year. Dividends may also be paid, at our option, in additional shares of Series 1 Preferred Stock, valued at their liquidation preference of $10.00 per share. The Series 1 Preferred ranks senior to the common stock with respect to dividends. Dividends will be entitled to be paid to the Series 1 Preferred Stock prior to any dividend to the holders of our common stock. Our Series 1 Preferred Stock does not convert into common stock.

The Certificate of Designation filed with the State of Delaware for the Series 1 Preferred Stock provides that dividends on the Series 1 Preferred Stock will be paid out of legally available funds at the date of 10% of the Preference Amount of $10.00 per year from the issuance date through the date of redemption or surrender. Dividends shall be fully cumulative, accruing, without interest, and shall be payable semiannually in arrears on the last day of March and September in each year, commencing March 31, 2017. Dividends on the Series 1 Preferred Stock shall be paid in cash; provided, however, that we may pay such dividend, at our option, in fully paid and nonassessable, registered shares of Series 1 Preferred Stock. Shares of Series 1 Preferred Stock issued as dividends will be delivered in physical certificates unless we are notified, at least 20 days prior to a particular dividend, of the recipient’s election to receive the dividend through DTC. If we deliver shares of Series 1 Preferred Stock in lieu of cash, we must do so for all the dividends payable on such date. Shares issued as dividends shall be rounded to the nearest whole number. Each dividend shall be paid to the holders of Series 1 Preferred Sock not more than 10 days after the applicable dividend payment date. Dividends shall accrue regardless of whether we have earnings, whether there are funds legally available and whether we declare it or not.

DILUTION

We intend to issue 1,783,317 shares of our Series 1 Preferred Stock as an in-kind dividend. If you invest in our Series 1 Preferred Stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our Series 1 Preferred Stock and the as adjusted net tangible book value per share of Series 1 Preferred Stock after this offering.

The net tangible book value of our Series 1 Preferred Stock as of December 31, 2019 was approximately $18.7 million, or approximately $8.42 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of shares of our Series 1 Preferred Stock outstanding.

Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our Series 1 Preferred Stock in this offering and the net tangible book value per share of Series 1 Preferred Stock immediately following the completion of this offering.

After giving effect to the sale of shares of Series 1 Preferred Stock offered by this prospectus at a public offering price of $1.07  per share, and after deducting estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2019 would have been approximately $18.7 million, or approximately $4.66 per share. This represents an immediate decrease in net tangible book value of approximately $3.76 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $3.59 per share to purchasers of our common stock in this offering, as illustrated by the following table:

Public offering price per share		$1.07
Net tangible book value per share as of December 31, 2019	$8.42
Increase in net tangible book value per share attributable to investors purchasing our Series 1 Preferred Stock in this offering	$(3.76)
As adjusted net tangible book value per share as of December 31, 2019 after giving effect to this offering		$4.66
Dilution per share to investors purchasing our Series 1 Preferred in this offering		$(3.59)

The table above is based on 2,216,683 shares of our Series 1 Preferred Stock outstanding and issued as of December 31, 2019.

To the extent that outstanding derivative securities are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 1,000,000 shares are designated as series A preferred stock and 4,000,000 shares are designated as series 1 preferred stock. As of April 9, 2020, 8,190,582 shares of common stock were issued and outstanding and 1,000,000 shares of series A preferred stock, 100,000 shares of Series C preferred stock and 2,216,683 shares of series 1 preferred stock were issued and outstanding.

In addition, as of April 9, 2020, there were an aggregate of 433,965 shares of our common stock issuable upon the exercise of our publicly-traded series 1 warrants that have an exercise price of $50.48 per share and 1,050,000 shares of our common stock reserved for issuance upon the exercise of our outstanding stock options at a weighted average exercise price of $1.91 per share.

Common Stock

Voting Power; Dividends. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at our annual meeting, each stockholder or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights for our outstanding preferred stock.

Liquidation, Dissolution and Winding Up. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any of our outstanding preferred stock.

Preemptive and Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro-rata to holders of our common stock on a per share basis. If we redeem, repurchase or otherwise acquire for payment any shares of our common stock, we will treat each share of common stock identically.

We may issue additional shares of our common stock and our preferred stock, if authorized by the board, without the common stockholders’ approval, unless required by Delaware law or a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

Nasdaq Capital Market. Our shares of common stock are traded on the Nasdaq Capital Market under the symbol CETX.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Clear Trust LLC, Lutz, Florida.

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Stock Options

On September 25, 2019, the Company cancelled the stock options that were issued earlier to Saagar Govil, the Company’s Chairman and CEO, on 12/5/2016, 12/18/2017 and on 2/12/2019, and the Company granted a new seven (7) year stock option, expiring on 09/24/2026. The new option for Saagar Govil provides for 400,000 common shares (CETX) vesting immediately with an exercise price of $1.60 per share. The option further provides for issuance of 100,000 shares of common stock (CETX) at the beginning of second, fourth and sixth year at an exercise price increased by 20% each time. Any options not exercised within the seven (7) year period shall expire. As of November 13, 2019, none of these options have been exercised. On September 25, 2019, the Company also granted a new seven (7) year stock option, expiring on 09/24/2026 to Aron Govil. The Company’s Chief Financial Officer. The new option for Aron Govil provides for 200,000 common shares (CETX) vesting immediately with an exercise price of $1.60 per share. The option further provides for issuance of 50,000 shares of common stock (CETX) at the beginning of second, fourth and sixth year at an exercise price increased by 20% each time. Any options not exercised within the seven (7) year period shall expire. As of April 9, 2020, none of these options have been exercised.

Preferred Stock

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 10,000,000 shares of preferred stock in one or more series, with such powers, designations, preferences and relative, participating, optional and other rights and such qualifications, limitations and restrictions thereof as shall be set forth in the resolutions providing therefor. We have no present plans to issue any additional shares of preferred stock.

Series A Preferred Stock

In September 2009, we issued shares of our series A preferred stock to Aron Govil, our Executive Director. Pursuant to the certificate of designation relating to those shares, each issued and outstanding share of series A preferred stock is entitled to the number of votes equal to the result of (i) the total number of shares of common stock outstanding at the time of such vote multiplied by 1.01, and divided by (ii) the total number of shares of series A preferred stock outstanding at the time of such vote, at each meeting of our stockholders with respect to any and all matters presented to our stockholders for their action or consideration, including the election of directors.

Our series A preferred stock has equal distribution rights with our common stockholders upon liquidation, dissolution or winding-up of our company, and otherwise has no pre-emptive, subscription, conversion or redemption rights.

Series 1 Preferred

In January and February 2017, we issued an aggregate of 1,735,858 shares of series 1 preferred stock (the “series 1 preferred”), having the following powers, preferences and rights:

Dividends. Holders of the series 1 preferred are entitled to receive cumulative cash dividends at the rate of 10% of the purchase price per year, payable semiannually on the last day of March and September in each year. Dividends may also be paid, at our option, in additional shares of series 1 preferred, valued at their liquidation preference. The series 1 preferred ranks senior to the common stock with respect to dividends. Dividends will be entitled to be paid prior to any dividend to the holders of our common stock.

Liquidation Preference. The series 1 preferred has a liquidation preference of $10.00 per share, equal to its purchase price. In the event of any liquidation, dissolution or winding up of our company, any amounts remaining available for distribution to stockholders after payment of all liabilities of our company will be distributed first to the holders of series 1 preferred, and then pari passu to the holders of the series A preferred stock and our common stock. The holders of series 1 preferred have preference over the holders of our common stock on any liquidation, dissolution or winding up of our company. The holders of series 1 preferred also have preference over the holders of our series A preferred stock.

Voting Rights. Except as otherwise provided in the certificate of designation, preferences and rights or as required by law, the series 1 preferred vote together with the shares of our common stock (and not as a separate class) at any annual or special meeting of stockholders. Except as required by law, each holder of shares of series 1 preferred is entitled to two votes for each share of series 1 preferred held on the record date as though each share of series 1 preferred were two shares of our common stock. Holders of the series 1 preferred vote as a class on any amendment altering or changing the powers, preferences or rights of the series 1 preferred so as to affect them adversely.

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No Conversion. The series 1 preferred are not convertible into or exchangeable for shares of our common stock or any other security.

Rank. The series 1 preferred ranks with respect to distribution rights upon our liquidation, winding-up or dissolution and dividend rights, as applicable:

●	senior to our series A preferred stock, common stock and any other class of capital stock we issue in the future unless the terms of that stock provide that it ranks senior to any or all of the series 1 preferred;
●	on a parity with any class of capital stock we issue in the future the terms of which provide that it will rank on a parity with any or all of the series 1 preferred;
●	junior to each class of capital stock issued in the future the terms of which expressly provide that such capital stock will rank senior to the series 1 preferred and the common stock; and
●	junior to all of our existing and future indebtedness.

In addition, the series 1 preferred, with respect to rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our company and subsidiaries, as well as the capital stock of our subsidiaries held by third parties.

Redemption. We may mandatorily redeem any or all of the series 1 preferred at any time and from time to time at our option, by giving notice (by issuing a press release or otherwise making a public announcement, by mailing a notice of redemption or otherwise). If we redeem fewer than all of the outstanding shares of series 1 preferred, we may select the shares to be redeemed by redeeming shares proportionally, by lot, or by any other equitable method. The mandatory redemption price for any shares of series 1 preferred is an amount equal to the $10.00 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

From and after any applicable redemption date, if funds necessary for the redemption are available and have been irrevocably deposited or set aside, then:

●	the shares will no longer be deemed outstanding;
●	the holders of the shares, as such, will cease to be stockholders; and
●	all rights with respect to the shares of series 1 preferred will terminate except the right of the holders to receive the redemption price, without interest.

We may also repurchase, outside of our mandatory redemption rights, any shares of series 1 preferred in privately-negotiated transactions or in open market purchases on Nasdaq, subject to applicable regulations regarding issuer repurchases of their capital stock. In such cases, we would most likely do so at prices lower than the price at which we are entitled to mandatorily redeem the shares.

No Other Rights. The holders of the series 1 preferred have no preemptive or preferential or other rights to purchase or subscribe to any stock, obligations, warrants or other securities of ours.

Trading. The series 1 preferred is listed for trading on the Nasdaq Capital Market under the symbol CETXP.

Transfer Agent and Registrar. Clear Trust, LLC, Florida, is the transfer agent and registrar for our series 1 preferred.

Series 1 Warrants

In January and February 2017, we issued series 1 warrants to purchase an aggregate of 3,471,717 shares of our common stock, having the following terms and provisions:

Exercise and Terms. Each series 1 warrant entitles the holder thereof to purchase one share of our common stock at an exercise price of $6.31 per share. Series 1 warrants are exercisable, at any time and from time to time, on or before the fifth anniversary of the date of issuance by delivery of an exercise notice duly completed and tendering of the aggregate exercise price. The series 1 warrants are exercisable only for cash.

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A holder is prohibited under the terms of the series 1 warrants from effecting the exercise of the series 1 warrants to the extent that, as a result of the exercise, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon such exercise.

Call Option. The series 1 warrants are callable by us at a price of $0.10 per underlying share of common stock on 30 days’ notice if (i) the average closing price of our common stock for 30 consecutive trading days exceeds 200% of the exercise price, (ii) our common stock continues to be traded on the Nasdaq Capital Market or is trading on another national securities exchange and (iii) a registration statement covering the shares underlying the series 1 warrants has been declared effective and remains effective and such shares are not subject to lock-up restrictions.

Trading. The series 1 warrants are listed for trading on the Nasdaq Capital Market under the symbol CETXW.

Warrant Agent. Clear Trust, LLC is the warrant agent for our series 1 warrants.

Series C Preferred Stock

On October 3, 2019, pursuant to Article IV of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series C Preferred Stock, consisting of up to one hundred thousand (100,000) shares, par value $0.001. Under the Certificate of Designation, holders of Series C Preferred Stock are entitled to the number of votes equal to the result of (i) the total number of shares of Common Stock outstanding at the time of such vote multiplied by 10.01, and divided by (ii) the total number of shares of Series C Preferred Stock outstanding at the time of such vote, at each meeting of our shareholders with respect to any and all matters presented to our shareholders for their action or consideration, including the election of directors.

Anti-Takeover Provisions

The terms of our shares of series A and series C preferred stock, held by Aron Govil, our Executive Director, may also have the effect of discouraging a takeover of our company. Pursuant to the certificate of designation for our Series A preferred stock, each outstanding share of Series A preferred stock is entitled to the number of votes equal to the result of (i) the total number of shares of our common stock outstanding at the time of such vote multiplied by 1.01, divided by (ii) the total number of shares of our series A preferred stock outstanding at the time of such vote, at each meeting of stockholders of our company with respect to any and all matters presented to our stockholders for their action or consideration, including the election of directors. Pursuant to the certificate of designation for our Series C preferred stock, each issued and outstanding Series C Preferred Share shall be entitled to the number of votes equal to the result of: (i) the number of shares of common stock of the Company (The “Common Shares”) issued and outstanding at the time of such vote multiplied by 10.01; divided by (ii) the total number of Series C Preferred Shares issued and outstanding at the time of such vote, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. Holders of Series C Preferred Shares shall vote together with the holders of Common Shares as a single class. As a result of Aron Govil’s and Saagar Govil’s ownership of our common stock and Aron Govil’s ownership of our Series A preferred stock, Series C preferred stock, and Series 1 preferred stock, our management stockholders control, and will control in the future, substantially all matters requiring approval by the stockholders of our company, including the election of all directors and approval of significant corporate transactions. Given this continuing voting interest of our series A preferred stock and series C preferred stock, its holder will be able to exert significant influence over all corporate activities including the outcome of tender offers, mergers, proxy contests or other purchases of common stock, which could discourage others from initiating changes of control.

Our certificate of incorporation, in order to combat “greenmail,” provides in general that any direct or indirect purchase by us of any of our voting stock or rights to acquire voting stock known to be beneficially owned by any person or group which holds more than 5% of a class of our voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of “greenmail” may tend to discourage or foreclose certain acquisitions of our securities, which might temporarily increase the price of our securities. Discouraging the acquisition of a large block of our securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of our company through large acquisitions of our securities will not be able to resort to “greenmail” should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

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We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation’s voting stock. The statute contains provisions enabling a corporation to avoid the statute’s restrictions if the stockholders holding a majority of the corporation’s voting stock approve.

Indemnification of Directors and Officers

Our certificate of incorporation provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the company) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the company, or is or was serving at the request of the company as a director, officer, incorporator, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the company to the full extent then permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstance, whichever is greater, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement incurred by such person in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which pre-date the company’s adoption of the indemnification provisions in its certificate of incorporation. Furthermore, such right of indemnification will continue as to a person who has ceased to be a director, officer, incorporator, employee or agent and will inure to the benefit of the heirs and personal representatives of such person.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Doney Law Firm, our independent legal counsel, has provided an opinion on the validity of our Series 1 Preferred Stock.

The consolidated financial statements as of September 30, 2019 and 2018 and for the fiscal years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Haynie & Company, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

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OUR BUSINESS

Overview

Cemtrex was incorporated in 1998, in the state of Delaware and has evolved through strategic acquisitions and internal growth from a small environmental monitoring instruments company into a world leading multi-industry technology company. The Company has expanded in a wide range of sectors, including smart technology, virtual and augmented realities, advanced electronic systems, industrial solutions, and intelligent security systems. Unless the context requires otherwise, all references to “we”, “our”, “us”, “Company”, “registrant”, “Cemtrex” or “management” refer to Cemtrex, Inc. and its subsidiaries.

The Company continuously assesses the composition of its portfolio businesses to ensure it is aligned with its strategic objectives and positioned to maximize growth and return in the coming years. During fiscal 2019, the Company made a strategic decision to exit its Electronics Manufacturing group by selling all companies in that business segment on August 15, 2019. Accordingly, the Company has reported the results of the Electronics Manufacturing business as discontinued operations in the Consolidated Statements of Operations and in the Consolidated Balance Sheets. These changes have been applied for all periods presented. During fiscal 2019, the Company also reached a strategic decision to exit the environmental products business, which was part of Industrial Services group. Accordingly, the Company has reported the results of the environmental control products business as discontinued operations in the Consolidated Statements of Operations and in the Consolidated Balance Sheets.

Now the Company has two business segments, consisting of (i) Advanced Technologies (AT) and (ii) Industrial Services (IS).

Advanced Technologies (AT)

Cemtrex’s Advanced Technologies segment delivers cutting-edge technologies in the IoT, Wearables and Smart Devices, such as the SmartDesk. Through the Company’s advanced engineering and product design, they deliver progressive design and development solutions to create impactful experiences for mobile, web, virtual and augmented reality, wearables and television as well as providing cutting edge, mission critical security and video surveillance. Through its Cemtrex VR division, the Company is developing a wide variety of applications for virtual and augmented reality markets.

The AT business segment also includes the Company’s subsidiary Vicon Industries, which provides end-to-end security solutions to meet the toughest corporate, industrial and governmental security challenges. Vicon’s products include browser-based Video monitoring systems and facial recognition systems, cameras, servers, and access control systems for every aspect of security and surveillance in industrial and commercial facilities, federal prisons, hospitals, universities, schools, and federal and state government offices.

Industrial Services (IS)

Cemtrex’s IS segment, offers single-source expertise and services for rigging, millwrighting, in plant maintenance, equipment erection, relocation, and disassembly to diversified customers. We install high precision equipment in a wide variety of industrial markets like automotive, printing & graphics, industrial automation, packaging, and chemicals among others. We are a leading provider of reliability-driven maintenance and contracting solutions for the machinery, packaging, printing, chemical, and other manufacturing markets. The focus is on customers seeking to achieve greater asset utilization and reliability to cut costs and increase production from existing assets, including small projects, sustaining capital, turnarounds, maintenance, specialty welding services, and high-quality scaffolding.

Recent Developments

Reverse Stock Split

On May 28, 2019, the Company filed the Charter Amendment with the Delaware Secretary of State to effect a 1-for-8 reverse split of the outstanding shares of the Company’s common stock (the “Reverse Stock Split”). As a result, every eight outstanding shares of the Company’s common stock combined automatically into one share of common stock. Each stockholder’s percentage ownership in the Company and proportional voting power remains unchanged after the Reverse Stock Split, except for minor changes and adjustments resulting from the treatment of fractional shares. On June 13, 2019, the Reverse Stock Split became effective and that trading in its common stock on the NASDAQ Capital Markets Exchange on a split-adjusted basis began on the morning of June 13, 2019. All share amounts and per share amounts have been adjusted to reflect the reverse stock split in the prior periods presented.

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Vicon Industries, Inc.

On March 23, 2018, in a private resale transaction, Cemtrex purchased 7,284,824 shares of common stock and a warrant to purchase an additional 1,500,000 shares of common stock of Vicon Industries, Inc. (OTCMKTS: VCON), (“Vicon”), from a former Vicon shareholder NIL Funding Corporation, pursuant to the terms of a Securities Purchase Agreement. Cemtrex’s purchase of the Vicon Industries common stock and warrant resulted in its beneficial ownership of approximately 46% of the outstanding shares of common stock of Vicon. Cemtrex purchased the shares of common stock and warrant of Vicon Industries in exchange for 126,579 shares of Cemtrex common stock. Following the closing of the transaction, Saagar Govil, Cemtrex’s Chairman and Chief Executive Officer, and Aron Govil, Cemtrex’s Executive Director, joined the Vicon Industries Board of Directors and Saagar Govil assumed the position of Chief Executive Officer of Vicon Industries. Following the resignation of all other Board members by January 2019, the Company had elected to account for Vicon using the consolidation method. On May 13, 2019, the Company acquired 15,000,000 shares of Vicon common stock in exchange for $300,000 in consideration. The Company now owns approximately 72% of Vicon’s outstanding shares of common stock. The company accounts for Vicon using the consolidation method of accounting.

ROB Cemtrex GmbH and Subsidiaries

On August 15, 2019 the Company sold its Electronics Manufacturing business consisting of its subsidiaries ROB Cemtrex GmbH, ROB Systems Srl, ROB Cemtrex Assets UG, ROB Cemtrex Logistics GmbH (the “Disposition”) to a third party for total consideration of €6,367,199, ($7,061,224 based on the exchange rate on the date of Disposition). The Company received cash , net of expenses,of €2,294,903, ($2,537,895 based on the exchange rate on the date of Disposition), A note payable in the amount of €1,500,000, ($1,663,500 based on the exchange rate on the date of Disposition), this note bears interest of 3% and is due one year form the date of disposition, A note payable in the amount of €1,350,000, ($1,497,150 based on the exchange rate on the date of Disposition), this note bears interest of 3% and is due two years form the date of disposition, and the payment of certain liabilities held by the disposed subsidiaries of €1,222,296 ($1,362,697 based on the exchange rate on the date of Disposition).

Griffin Filters, LLC

On August 31, 2019, the Company entered into an Asset Purchase Agreement for sale of Griffin Filters to Ducon Technologies, Inc., a related party, for total consideration of $550,000.

Business Strategy

We intend to continue utilizing our resource capabilities to deliver exceptional value for our customers, shareholders, and employees. Our focus is to grow in markets where we see significant long-term opportunity to create an attractive return on shareholder equity. We leverage our engineering, manufacturing expertise and strong customer relationships to develop new cutting-edge technologies and advanced products that solve technological challenges faced by our customers. We thoroughly analyze new product opportunities by considering projected demand for the product or service, and expected operating costs, and then only pursue those opportunities which we believe will contribute to earnings growth in the future. In addition, we believe our senior management team has substantial business and technical experience to enable us to pursue our business strategies.

The Company believes its ability to attract and retain new customers comes from their ongoing commitment to understanding its customers’ business performance requirements and our expertise in meeting or exceeding these requirements and enhancing their competitive edge. We work closely with our customers from an operational and senior executive level to achieve a deep understanding of our customer’s goals, challenges, strategies, operations, and products to ultimately build a long-lasting successful relationship.

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We continue to seek and execute additional strategic acquisitions and focus on expanding our products and services as well as entering into new markets. We believe that the diversity of our products & services and our ability to deliver full solutions to a variety of end markets provides us with multiple sources of stable growth and a competitive advantage relative to other players in the industry. We constantly look for opportunities to gain new customers and penetrate geographic locations and end markets or acquire new product or service opportunities through acquisitions that are operationally and financially beneficial for the Company. However, there can be no assurance that we will succeed in our strategies.

Suppliers

The Company is not dependent on, nor expects to become dependent on, any one or a limited number of suppliers. The Company buys parts and components to assemble and manufacture its equipment and products. The Company also utilizes sub-suppliers and third-party vendors to procure from or fabricate its components based on its design, engineering and specifications. The Company also enters into subcontracts for field installation, which the Company supervises; and the Company manages all technical, physical and commercial aspects of the performance of the Company contracts. To date, the Company has not experienced difficulties either in obtaining fabricated components and other materials and parts or in obtaining qualified subcontractors for installation work. The Company seeks to have many sources of supply for each of its major requirements in order to avoid significant dependence on any one or a few suppliers. However, the supply of materials or other items could be disrupted by natural disasters, international trade tariffs, wars, disputes and or other events. Despite market price volatility for certain requirements and materials pricing pressures at some of our businesses, the raw materials and various purchased components needed for the Company’s products have generally been available in sufficient quantities.

Competition

The Company faces substantial competition in each of its products & services and principal markets. Most of its competitors are larger and have greater financial resources than the Company; several are divisions of multi-national companies. The Company competes on the basis of price, engineering and technological expertise, know-how and the quality of its products, systems and services. Additionally, the Company’s management believes that the successful delivery, installation and performance of the Company’s products and systems is a key factor in gaining business as customers typically prefer to make significant purchases from a company with a solid performance history.

The Company obtains virtually all its contracts through competitive bidding. Although price is an important factor and may in some cases be the governing factor, it is not always determinative, and contracts are often awarded on the basis of the efficiency or reliability of products, past performance records, and the engineering and technical expertise of the bidder. Several companies market products that compete directly with Company’s products. Other companies offer products that potential customers may consider to be acceptable alternatives to Company’s products and services. The Company faces direct competition from companies with far greater financial, technological, manufacturing and personnel resources.

Intellectual Property

Over the years, the Company has developed proprietary technologies that give it an edge in competing with its competitors. Thus, the Company relies on a combination of trade secrets and know-how to protect its intellectual property. The Company has filed 18 patent applications related to the development of SmartDesk and will pursue those patents based upon its financial resources. Cemtrex continues to invest in research and development with intention of developing proprietary technology and intellectual property as allowed by its financial resources.

Marketing

The Company sells its products globally and relies on direct sales force, manufacturing representatives, distributors, commission sales agents, magazine advertisements, internet advertising, trade shows, trade directories and catalogue listings to market its products and services. The Company uses independent sales representatives in the United States backed by its sales management and technical professionals. The Company’s arrangements with independent sales representatives accord each a defined territory within which to sell some or all of its products and systems, provide for the payment of agreed-upon sales commissions and are terminable at will. The Company’s sales representatives do not have authority to execute contracts on the Company’s behalf.

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The Company’s sales representatives also serve as ongoing liaison function between Company and its customers during the installation phase of the products and systems and address customers’ questions or concerns arising thereafter. The Company selects representatives based upon industry reputation, prior sales performance including number of prospective leads generated and sales closure rates, and the breadth of territorial coverage, among other criteria.

Technical inquiries received from potential customers are referred to the engineering personnel. Thereafter, the Company’s sales and engineering personnel jointly prepare a budget proposal, or a final bid. The period between initial customer contact and issuance of an order is generally between two and twelve months.

The Company has been selling its SmartDesk directly from its website whereby customers can place orders and make payment. Company has been marketing SmartDesk on social media sites such as Facebook and Instagram as well as showcasing the product at several trade shows. The Company plans to continue its marketing efforts for the SmartDesk by bringing on resellers to market the product to enterprise clients and increase its overall marketing and sales efforts in online media.

Customers

The Company’s principal customers are engaged in automotive, medical, industrial automation, power, manufacturing, chemical, packaging, printing, electronics, mining, and metallurgical processing. Historically, most of the customers have purchased individual products or systems which, in many instances, operate in conjunction with products and systems supplied by others. For several years, the Company has marketed its products as integrated custom engineered systems and solutions. No one single customer accounts for more than 10% of its annual sales.

For the AT segment, the Company is responsible for the design, production, supply, and delivery of products to its customers. In order to satisfy customer orders, the Company must consistently meet production deadlines and maintain a high standard of quality.

Insurance

The Company currently maintains different types of insurance, including general liability and property coverage. The Company also maintains product liability insurance with respect to its products and equipment. Management believes that the insurance coverage that it has is adequate for its current business needs.

Employees

The Company employs approximately 275 full-time employees and approximately 24 part-time employees as of April 9, 2020, including 70 engaged in engineering, 104 in manufacturing & field service and 101 in administrative, sales and marketing functions.

Government Regulation

The Company’s operations are subject to certain foreign, federal, state and local regulatory requirements relating to, among others, environmental, waste management, labor and health and safety matters. Management believes that the Company’s business is operated in material compliance with all such regulations.

PROPERTIES

The Company has the following properties:

The Company has moved its head office to New York City with a lease of 2,500 square feet of office space at a rate of $13,000 per month that expires June 30, 2020.

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The Company’s IS segment owns approximately 25,000 square feet of warehouse space in Manchester, PA and approximately 43,000 square feet of office and warehouse space in York, PA. The IS segment also leases approximately 15,500 square feet of warehouse space in Emigsville, PA from a third party in a three-year lease at a monthly rent of $4,555 expiring on August 31, 2022.

The Company’s AT segment leases (i) approximately 6,700 square feet of office and warehouse space in Pune, India from a third party in an five-year lease at a monthly rent of $6,453 (INR456,972) expiring on February 28, 2024, (ii) approximately 27,000 square feet of office and warehouse space in Hauppauge, New York from a third party in a seven-year lease at a monthly rent of $26,235.80 expiring on March 31, 2027, (iii) approximately 9,400 square feet of office and warehouse space in Southampton, England in a fifteen-year lease with at a monthly rent of $7,094 (£5,771) which expires on March 24, 2031 and contains provisions to terminate in 2021 and 2026.

LEGAL PROCEEDINGS

Three securities class action complaints were filed against our company and certain of our executive officers in the U.S. District Court for the Eastern District of New York on February 24, 2017. Under the requirements of the Private Securities Litigation Reform Act of 1995, these three alleged class actions, as well as all further related actions, were consolidated into a single lawsuit on March 9, 2018. On October 4, 2018, the Company reached a settlement on the securities class action litigation through a mediator for an amount of $625,000 and also reached a settlement on Derivative action for an amount of $100,000. This settlement was approved by the court and the settlement amounts were paid by the Company’s insurance carrier.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company’s Common Stock currently trades on the NASDAQ Capital Markets under the symbol “CETX”.

As of April 9, 2020, the Company had 68 shareholders of record. This amount does not take into account shareholders whose shares are held in “street name” by brokerage houses or other intermediaries.

The Company is authorized to issue 10,000,000 shares pf preferred stock, par value $0.001 and 20,000,000 shares of common stock, $0.001 par value per share. On April 9, 2020, there were 8,190,582 shares of common stock issued and outstanding, 1,000,000 shares of Series A preferred stock issued and outstanding, and 2,216,683 shares of Series 1 preferred stock issued and outstanding, and 100,000 shares of Series C preferred stock issued and outstanding.

The price ranges presented below represent the highest and lowest quoted bid prices during the calendar quarters for 2018, 2019 and 2020 reported by the exchange. The quotes represent prices between dealers and do not reflect mark-ups, markdowns or commissions and therefore may not necessarily represent actual transactions.

		Stock Price
Year	Fiscal Period	High	Low
2020	3rd Quarter (through April 9, 2020)	$0.78	$0.67
	2nd Quarter	$2.51	$0.66
	1st Quarter	$1.64	$1.18
2019	4th Quarter	$2.48	$1.33
	3rd Quarter	$4.31	$1.70
	2nd Quarter	$7.44	$4.00
	1st Quarter	$12.00	$4.59
2018	4th Quarter	$18.08	$11.28
	3rd Quarter	$23.44	$16.40
	2nd Quarter	$24.33	$19.68
	1st Quarter	$24.11	$19.84

As reported by NASDAQ Capital Markets, on April 9, 2020 the closing sales price of the Company’s Common Stock was $0.77 per share.

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Dividend Policy

On April 19, 2017, the Company’s Board of Directors approved a dividend on the common stock of the Company. The Company has not paid any cash dividend thereafter. There can be no assurance that the Company will pay cash dividends on its common stock in the future. Any decision to pay cash dividends will depend upon the Company’s profitability at the time, cash available and other relevant factors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table presents certain information as of September 30, 2019 regarding our equity compensation plans:

Plan category	Number of Common Stock Shares to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Plans
Approved by security holders		$-
Not approved by security holders	1,050,000	$1.91	0

See more detailed information regarding our equity compensation plans in the Notes to Consolidated Financial Statements in this prospectus.

Recent Sales of Unregistered Securities

For the fiscal year ended September 30, 2019, 196,550 shares of Series 1 Preferred Stock were issued to pay $1,965,499 worth of dividends to holders of Series 1 Preferred Stock.

For the fiscal year ended September 30, 2019, we issued 1,847,832 shares of common stock to satisfy $5,047,569 of notes payable and accumulated interest.

During the three months ended December 31, 2019, the Company issued an aggregate of 123,400 shares of common stock in exchange for aggregate consideration of $157,835, which was used for working capital.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

FINANCIAL STATEMENTS

Our audited consolidated financial statements as of and for the years ended September 30, 2019 and 2018, and our unaudited condensed consolidated financial statements as of and for the three months ended December 31, 2019 and 2018, are hereby incorporated by reference in their entirety from our Form 10-K for the year ended September 30, 2019, filed with the SEC on January 14, 2020 and our Form 10-Q for the three months ended December 31, 2019, filed with the SEC on February 19, 2020, respectively.

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended September 30, 2019 and three months ended December 31, 2019 are hereby respectively incorporated by reference in its entirety from our Form 10-K filed with the SEC on January 14, 2020 and our Form 10-Q filed with the SEC on February 19, 2020.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers of the Registrant

As of the date of this Prospectus, the members of our Board of Directors and Executive Officers are:

Name and Address	Age	Positions and Offices

Saagar Govil	33	Chairman of the Board of Directors, President,
276 Greenpoint Avenue, Suite 208		Chief Executive Officer, & Director
Brooklyn, NY 11222

Aron Govil	62	Executive Director, Chief Financial Officer
276 Greenpoint Avenue, Suite 208
Brooklyn, NY 11222

Raju Panjwani	62	Director
276 Greenpoint Avenue, Suite 208
Brooklyn, NY 11222

Sunil Verma	64	Director
276 Greenpoint Avenue, Suite 208
Brooklyn, NY 11222

Metodi Filipov	55	Director
276 Greenpoint Avenue, Suite 208
Brooklyn, NY 11222

Principal Occupations and Business Experience of Directors and Executive Officers

The following is a brief account of the business experience of the Company’s directors:

Saagar Govil is the Company’s Chairman since June 2014, and the Chief Executive Officer and President since December 2011. He has been working at Cemtrex since 2008, initially as a field engineer, subsequently moving into sales and management roles as Vice President of Operations. Saagar was recently recognized as a Forbes’ 30 Under 30 in 2016, Business Insiders #17 on Top 100 of Silicon Alley in 2015, and Top 40 Under 40 by Stony Brook University in 2014. Saagar Govil has a B.E. in Materials Engineering from Stony Brook University, N.Y. Saagar Govil is the son of Aron Govil. Mr. Govil’s experience and deep understanding of the operations of the Company allow him to make valuable contributions to the Board.

Aron Govil is the Executive Director and on October 3, 2019, was appointed Chief Financial officer after being the Interim Chief Financial Officer since March 2019. Mr. Govil has been with the Company since December 2004. Mr. Govil is also President of Ducon Technologies Inc., a privately held company engaged in engineering and construction business since 1996. Aron Govil is also the Chairman & CEO of Ducon Infratechnologies Ltd., a company listed on the National Stock exchange of India. Mr. Govil has started, developed and sold several companies since 1985 in the environmental, energy, technology, and entertainment fields. Mr. Govil has extensive and diversified experience in mergers & acquisitions, IPOs, enterprise creation, and bank financings. Mr. Govil is also Chief Executive Officer and director of Telidyne, Inc. Mr. Govil holds a B.E. degree in Chemical Engineering and M.B.A. in Finance. Mr. Govil’ s experience and deep understanding of the operations of the Company allow him to make valuable contributions to the Board.

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Raju Panjwani was appointed to the Board on April 22, 2015. He is an accomplished executive with over 35 years of experience, including 20 years on Wall Street, and 20 years as an entrepreneur and business builder. Raju was a Managing Director with Morgan Stanley, where he spent 18 years in several senior roles in risk management, audit, strategy and being the Chief Operating Officer and Country Head for the Firm’s India office. Since leaving Morgan Stanley in 2005, Mr. Panjwani has considerable experience in emerging Asian markets, with a reputation built on focused execution, high integrity and strong relationships. He has worked with many companies in the United States and India and negotiated complex joint ventures, mergers & acquisitions, and capital raises, particularly within the technology sector. Mr. Panjwani is a CPA in New York State and spent several years with Price Waterhouse and other accounting firms prior to joining Morgan Stanley. Mr. Panjwani’s accounting background and extensive knowledge of finance and commerce allow him to make valuable contributions to the Board.

Sunil Verma was appointed as a director of the Company on December 2, 2019 and is the Audit Committee chairman. Mr. Verma has over 21 years of diversified IT and software development experience and is Chief Operating Officer of a privately held Seva Technologies Inc., an Information Technology consulting firm since 2009. Mr. Verma has BS in Computer science and has extensive and diversified management and financial operations experience in a variety of technology industries.

Metodi Filipov was appointed to the Board on February 9, 2018 and is an entrepreneur and technology executive with over 25 years of experience creating, operating and driving growth for technology companies. He has a proven track record of identifying business opportunities and building compelling products. Metodi was formerly VP of Operations at Cemtrex from 2008 to 2010. After Cemtrex, Mr. Filipov served as Managing Director of Bianor, a mobile consulting company providing solutions for enterprise clients. There, he led the development and implementation of innovative mobile products in industries including aviation, pharmaceutical and entertainment. Metodi co-founded Flipps Media, an OTT video distribution platform positioned to be an alternative to traditional cable pay-per-view systems. Before Bianor, he served as product lead for Raritan, a data center technology organization, where he was an integral part of the transition team that led the company to becoming a global IT service management solutions provider. Prior to joining Raritan, Mr. Filipov served as VP of Operations at ISS, a security products company. There, he successfully managed product development and contract manufacturing across continents. Mr. Filipov has extensive experience delivering superior solutions with a focus on optimized efficiency and productivity.

Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves at the pleasure of the board of directors or according to the terms of his or her employment agreement.

Meetings of the Board of Directors

During the fiscal year ended September 30, 2019 (“Fiscal 2019”), the Board of Directors held four meetings. No Director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors.

Committees of the Board

Our Board of Directors currently has one standing committee: The Audit Committee.

Compensation Committee

As a “Controlled Company” as such term is defined under NASDAQ Listing Rule 5615, the Company is not required to have a Compensation Committee.

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Audit Committee

The Audit Committee, which has been established in accordance with requirements of Section 3(a)(58)(A) of the Exchange Act, is comprised of the following independent directors: Sunny Verma (Chair), Raju Panjwani and Metodi Filipov. The Board of Directors has determined that each member of the Audit Committee: (i) is independent, (ii) meets the financial literacy requirements of the Nasdaq Rules, and (iii) meets the enhanced independence standards established by the SEC. In addition, the Board has determined that Mr. Verma qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act by the SEC.

The Audit Committee is primarily concerned with the integrity of our financial statements, the independence, qualifications and performance of our independent registered public accounting firm, and our compliance with legal requirements. The Audit Committee operates under a written charter approved by the Board of Directors and the Audit Committee that reflects standards and requirements adopted by the SEC and NASDAQ.

As indicated in its charter, the Audit Committee’s duties include selecting and engaging our independent registered public accounting firm; reviewing the scope of the audit to be conducted by our independent registered public accounting firm; overseeing our independent registered public accounting firm and reviewing the results of its audit; reviewing our financial reporting processes, including the accounting principles and practices followed and the financial information provided to shareholders and others; overseeing our internal control over financial reporting and disclosure controls and procedures; and serving as our legal compliance committee.

Nomination of Directors

The Company does not currently have a standing nominating committee or a formal nominating committee charter. As a “Controlled Company” as such term is defined by NASDAQ Listing Rule 5615 the Company is not required to have a Nominating Committee. Currently, the independent members of the Board (Messrs. Panjwani, Verma and Filipov), rather than a nominating committee, approve or recommend to the full Board those persons to be nominated. The Board believes that the current method of nominating directors is appropriate because it allows each independent board member input into the nomination process and does not unnecessarily restrict the input that might be provided from an independent director who could be excluded from a committee. Currently, three of the five Directors are independent. Furthermore, the Board has adopted by resolution a director nomination policy. The purpose of the policy is to describe the process by which candidates for inclusion in the Company’s recommended slate of director nominees are selected. The director nomination policy is administered by the Board. Many of the benefits that would otherwise come from a written committee charter are provided by this policy.

In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the incumbent directors who continue to be qualified for Board service and are willing to continue as directors are re-nominated. If the Board thinks it is in the best interest of the Company to nominate a new individual for director in connection with an annual meeting of shareholders, or if a vacancy occurs between annual shareholder meetings, the Board will seek potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if deemed appropriate, a third-party search firm.

Candidates for Board membership must possess the background, skills and expertise to make significant contributions to the Board, to the Company and its shareholders. Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting the Company; and ability and willingness to contribute special competencies to Board activities.

The Board of Directors intends to review the director nomination policy from time to time to consider whether modifications to the policy may be advisable as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Board may amend the director nomination policy at any time.

The Board will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources, as described above. Recommendations must be in writing and mailed to Cemtrex, Inc., 276 Greenpoint Avenue, Suite 208, Brooklyn, NY 11222, Attention: Corporate Secretary, and include all information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the SEC if the candidate were nominated by the Board of Directors (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The shareholder giving notice must provide (i) his or her name and address, as they appear on the Company’s books, and (ii) the number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information it may require to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

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Director Compensation

The members of the Board receive quarterly compensation of $2,500. Additionally, we reimburse our directors for expenses incurred in connection with attending board meetings.

Insider Trading Policy

We recognize that the Company’s executive officers and directors may sell shares from time to time in the open market to realize value to meet financial needs and diversify their holdings, particularly in connection with exercises of stock options. All such transactions are required to comply with the Company’s insider trading policy.

Section 16 (a) Beneficial Ownership Reporting Compliance of the Securities Exchange Act

Section 16(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during the year ended September 30, 2019 all Reporting Persons timely complied with all applicable filing requirements.

Communications with Directors

Shareholders, associates of the Company and other interested parties may communicate directly with the Board of Directors, with the non-management Directors or with a specific Board member, by writing to the Board (or the non-management Directors or a specific Board member) and delivering the communication in person or mailing it to: Board of Directors, Privileged & Confidential, c/o Aron Govil, CFO, Cemtrex, Inc., 276 Greenpoint Avenue, Suite 208, Brooklyn, NY 11222. Correspondence will be discussed at the next scheduled meeting of the Board of Directors, or as indicated by the urgency of the matter. From time to time, the Board of Directors may change the process by which shareholders may communicate with the Board of Directors or its members. Any changes in this process will be posted on the Company’s website or otherwise publicly disclosed.

Corporate Governance

The Company has an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor, and are briefed by outside counsel on, developments in the area of corporate governance and securities law and review our policies and procedures in light of such developments. We comply with the rules and regulations promulgated by the SEC and implement other corporate governance practices we believe are in the best interests of the Company and the shareholders.

Code of Ethics

We have adopted a code of ethics as of June 28, 2016 that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees. Our standards are in writing and are posted on our website. The following is a summation of the key points of the Code of Ethics we adopted:

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our Company;

Full compliance with applicable government laws, rules and regulations;

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The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

Accountability for adherence to the code.

Board Leadership and Structure

Saagar Govil, our Chief Executive Officer, also serves as Chairman of the Board of Directors. The Board believes that the Company and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board. The Board also believes that this structure is appropriate in light of the size of our Company and corresponding size of our Board and the complexity of our business. We believe that Mr. Govil is best positioned to develop agendas that ensure that our Board’s time and attention are focused on the matters that are most critical to us.

EXECUTIVE COMPENSATION

The compensation discussion addresses all compensation awarded to, earned by, or paid to the Company’s named executive officers (“NEO”), which currently consists of Saagar Govil, the Chairman, Chief Executive Officer, President and Secretary, and Aron Govil, Executive Director and CFO. As of January 24, 2020, Saagar Govil is currently earning compensation from the Company. Set forth below is the aggregate compensation for services rendered in all capacities to us during our fiscal years ended September 30, 2018, and 2019 by our executive officers. Except as indicated below, none of our executive officers were compensated in excess of $150.000.

				OPTION
PRINCIPAL AND POSITION	YEAR	SALARY	BONUS	AWARDS		OTHER

Saagar Govil	2018	$250,000	$-	$194,000	(1)	$-
Chairman of the Board	2019	$500,000	$-	$596,382	(1)	$-
Chief Executive Officer, and President

Aron Govil	2018	$-	$-	$-		$-
Executive Director and	2019	$240,400	$-	$298,289	(1)	$-
Chief Financial Officer

(1)	Represents the aggregate amount of the fair value of stock option awards on the grant date calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASBASC Topic 718”), rather than actual amounts to be realized by the named executive officer and disregarding any forfeitures based upon exercise price.

OPTIONS/SAR GRANTS IN THE LAST FISCAL YEAR

On September 25, 2019, the Company cancelled all outstanding options granted to Saagar Govil, the Company’s Chairman and CEO and granted a stock option for 400,000 shares. These options have an exercise price of $1.90 per share, which vested upon grant and they expire after seven years. Additionally, Mr. Govil was granted additional future options:

(i) 100,000 shares of the Corporation’s common stock, CETX at an exercise price of $1.92 per share on September 25, 2021;

(ii) 100,000 shares of the Corporation’s common stock, CETX at an exercise price of $2.30 per share on September 25, 2023; and

(iii) 100,000 shares of the Corporation’s common stock, CETX at an exercise price of $2.76 per share on September 25, 2025.

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On September 25, 2019, the Company granted to Aron Govil, the Company’s Executive Director and CFO a stock option for 200,000 shares. These options have an exercise price of $1.90 per share, which vested upon grant and they expire after seven years. Additionally, Mr. Govil was granted additional future options:

(i) 50,000 shares of the Corporation’s common stock, CETX at an exercise price of $1.92 per share on September 25, 2021;

(ii) 50,000 shares of the Corporation’s common stock, CETX at an exercise price of $2.30 per share on September 25, 2023; and

(iii) 50,000 shares of the Corporation’s common stock, CETX at an exercise price of $2.76 per share on September 25, 2025.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

None

EMPLOYMENT AGREEMENTS

On October 3, 2019, the board of directors appointed Mr. Aron Govil to act as our Chief Financial Officer. Mr. Govil was previously serving as our interim Chief Financial Officer effective March 22, 2019. The Company entered into an employment agreement with Mr. Govil, whereby the Company agreed to compensate Mr. Govil $250,000 annually and granted him a one-time issuance of 100,000 shares of its Series C Preferred Stock. Mr. Govil is also eligible for annual bonus compensation, stock options, and stock grants based on performance metrics outlined by our board of directors. He is entitled to vacation and sick days, and other benefits included in the agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding our NEOs’ unexercised options to purchase Common Stock as of September 30, 2019:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date
Saagar Govil	400,000	$1.90	2/25/2026
Saagar Govil	100,000	$1.92	2/25/2026
Saagar Govil	100,000	$2.30	2/25/2026
Saagar Govil	100,000	$2.76	2/25/2026
Aron Govil	200,000	$1.90	2/25/2026
Aron Govil	50,000	$1.92	2/25/2026
Aron Govil	50,000	$2.30	2/25/2026
Aron Govil	50,000	$2.76	2/25/2026

Compensation of Directors

The members of the Board receive quarterly compensation of $2,500. Additionally, we reimburse our directors for expenses incurred in connection with attending board meetings.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 9, 2020 by:

all persons who are beneficial owners of five percent (5%) or more of our common stock;

each of our directors;

each of our executive officers; and

all current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

As of April 9, 2020, 8,190,582 shares of Common Stock were issued and outstanding. In addition, there were 1,000,000 shares of Series A Preferred Stock outstanding which are entitled to vote 8,272,488 shares in the aggregate, 100,000 shares of Series C Preferred Stock outstanding which are entitled to vote 81,987,726 shares in the aggregate, all of which is held by Aron Govil and 2,216,683 shares of Series 1 Preferred Stock outstanding which are entitled to vote 4,433,366 shares in the aggregate. Accordingly, a total of 102,884,162 shares may be voted at the Annual Meeting.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 9, 2020 are deemed outstanding. Such shares, however, are not deemed as of April 9, 2020 outstanding for the purpose of computing the percentage ownership of any other person.

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					Percentage of
	Name and Address		Amount		Issued Common	Percentage of
Title of Class	of Beneficial Owner	Title	Owned		Stock (1)	voting stock (2)

Common Stock	Aron Govil	Executive Director	585,000		7%	*
	276 Greenpoint Avenue, Suite 208	Chief Financial Officer
	Brooklyn, NY 11222

Preferred Stock	Aron Govil	Executive Director	1,000,000	(3)	--	8.0%
(Series A)	276 Greenpoint Avenue, Suite 208	Chief Financial Officer	(8,525,950
	Brooklyn, NY 11222		voting shares)

Preferred Stock	Aron Govil	Executive Director	100,000	(4)	--	79.7%
(Series C)	276 Greenpoint Avenue, Suite 208	Chief Financial Officer	(84,499,675
	Brooklyn, NY 11222		voting shares)

Preferred Stock	Aron Govil	Executive Director	426,257	(5)		0.8%
(Series 1)	276 Greenpoint Avenue, Suite 208	Chief Financial Officer
	Brooklyn, NY 11222

Common Stock	Saagar Govil	Chairman of the Board,	570,222		7%	*
	276 Greenpoint Avenue, Suite 208	Chief Executive Officer,
	Brooklyn, NY 11222	and President

Preferred Stock	Saagar Govil	Chairman of the Board,	8,750		--	*
(Series 1)	276 Greenpoint Avenue, Suite 208	Chief Executive Officer,
	Brooklyn, NY 11222	and President

	Raju Panjwani	Director	--		--	*
	276 Greenpoint Avenue, Suite 208
	Brooklyn, NY 11222

	Sunil Verma	Director	--		--	*
	276 Greenpoint Avenue, Suite 208
	Brooklyn, NY 11222

	Metodi Filipov	Director	--		--	*
	276 Greenpoint Avenue, Suite 208
	Brooklyn, NY 11222

		All directors and executive officers
		as a group (5 persons)	2,690,229	(6)	14%	89.7%

* Less than one percent of outstanding shares.

(1)	Except as otherwise noted herein, the percentage is determined on the basis of 8,190,582 shares of our Common Stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of our common stock subject to currently exercisable options.

(2)	This percentage is based on the 8,190,582 shares of our Common Stock outstanding, the 8,272,488 votes that the Series A Preferred Stock is entitled to vote, the 81,987,726 votes that the Series C Preferred Stock is entitled to vote, and the 4,433,366 votes that the Series 1 Preferred Stock is entitled to vote based on 2 votes per share.

(3)	The Series A Preferred Stock was issued by the Company to Aron Govil, the Company’s Chief Financial Officer and Executive Director, in conjunction with the settlement of the debenture issued as consideration for the purchase of Griffin Filters, Inc. in 2009. Pursuant to the Certificate of Designation of the Series A Preferred Stock, each issued and outstanding share of Series A Preferred Stock is entitled to the number of votes equal to the result of: (i) the number of shares of Common Stock issued and outstanding at the time of such vote multiplied by 1.01; divided by (ii) the total number of Series A Preferred Stock issued and outstanding at the time of such vote, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. The shares of Series A Preferred Stock held by Aron Govil represent 100% of the total Series A Preferred Stock issued and outstanding.

(4)	The Series C Preferred Stock was issued by the Company to Aron Govil, the Company’s CFO and Executive Director as part of the employment agreement with Mr. Govil upon his appointment to CFO. Pursuant to the Certificate of Designation of the Series C Preferred Stock, each issued and outstanding share of Series C Preferred Stock are entitled to the number of votes equal to the result of (i) the total number of shares of Common Stock outstanding at the time of such vote multiplied by 10.01, and divided by (ii) the total number of shares of Series C Preferred Stock outstanding at the time of such vote, at each meeting of our shareholders with respect to any and all matters presented to our shareholders for their action or consideration, including the election of directors.

(5)	The 426,257 shares of Series 1 Preferred Stock is owned by Ducon Technologies, Inc. and the voting for these shares is controlled by Aron Govil, the CFO and Executive Director of the Company.

(6)	Consists of actual amount of Common Stock, Series A, Series C, and Series 1 Preferred Stock owned. As described above each share of Series A Preferred Stock is entitled to 8.272488 votes. Series C is entitled to 819.87726 votes. Series 1 Preferred Stock is entitled to 2 votes per share.

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RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except as disclosed below or set forth in “Executive Compensation” above, none of the following parties has, during our last two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years:

(i)	Any of our directors or officers;
(ii)	Any person proposed as a nominee for election as a director;
(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding common shares;
(iv)	Any of our promoters; and
(v)	Any relative or spouse of any of the foregoing persons who has the same house as such person.

Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Director Independence

The Board of Directors has determined that each of Messrs. Panjwani, Verma and Filipov are independent in accordance with NASDAQ rules. To determine independence, the Board of Directors adopted and applied the categorical standards of independence included in NASDAQ Listing Rule 5605(a)(2), which include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company.

Risk Oversight

The Board oversees Company functions in an effort to assure that Company assets are properly safeguarded, that appropriate financial and other controls are maintained, and that the Company’s business is conducted prudently and in compliance with applicable laws, regulations and ethical standards.

While the Board is responsible for risk oversight, Company management is responsible for managing risk. The Company has a robust internal process and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board monitors and evaluates the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and often do, communicate directly with senior management.

Transactions with Related Persons

Ducon Technologies, Inc. is owned by Aron Govil, the Executive Director and CFO of the Company.

On August 31, 2019, the Company entered into an Asset Purchase Agreement for the sale of Griffin Filters, LLC to Ducon Technologies, Inc., which Aron Govil, the Company’s CFO, is President, for total consideration of $550,000. As of September 30, 2019, and 2018, there was $227,019 and $31,690 in trade receivables due from Ducon Technologies, Inc., respectively.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

MATERIAL CHANGES

There have not been any material changes in the registrant’s affairs which have occurred since the end of fiscal year 2019 (the latest fiscal year for which audited financial statements were included in the latest Form 10-K) and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K). The documents we are incorporating by reference are as follows:

●	Annual Report on Form 10-K for the fiscal year ended September 30, 2019 filed on January 14, 2020;

●	Annual Report on Form 10-K/A for the fiscal year ended September 30, 2019 filed on January 28, 2020;

●	Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 filed on February 19, 2020;

●	Current Reports on Form 8-K, but only to the extent that the information set forth therein is “filed” rather than “furnished” under the SEC’s rules, filed on November 9, 2018, November 26, 2018, January 14, 2019, January 28, 2019, February 28, 2019, March 22, 2019, March 25, 2019, April 24, 2019, April 26, 2019, June 12, 2019, July 2, 2019, August 21, 2019 September 20, 2019, October 8, 2019, November 8, 2019, December 3, 2019 December 5, 2019, January 15, 2020, January 24, 2020. February 26, 2020, March 9, 2020, March 20, 2020, March 26, 2020 and April 1, 2020.

●	Definitive Proxy Statement on Schedule 14A filed on February 27, 2018;

●	Definitive Information Statement on Schedule 14C filed on May 16, 2019;

●	the description of our common stock contained in our registration statement on Form 10/A filed with the SEC on November 25, 2008 (File No. 000-53238), and any amendment or report filed with the SEC for the purpose of updating the description;

●	the description of our series 1 preferred stock contained in our registration statement on Form 8-A filed with the SEC on February 16, 2017 (File No. 001-37464), and any amendment or report filed with the SEC for the purpose of updating the description; and

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 16, 2017 (File No. 001-37464), and any amendment or report filed with the SEC for the purpose of updating the description.

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All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the termination of the offering, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting an oral or written request to:

Cemtrex, Inc.

276 Greenpoint Ave., Bld. 8 Suite 208

Brooklyn, New York 11222

Attention: Investor Relations

Telephone: (631) 756-9116

Additional information about us is available at our website located at www.cemtrex.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

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SUBJECT TO COMPLETION, DATED ______________________

PROSPECTUS

CEMTREX, INC.

1,783,317 SHARES OF SERIES 1 PREFERRED STOCK

Dealer Prospectus Delivery Obligation

Until _____________________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

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INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$247.68
Transfer Agent Fees	$1,000.00
Accounting Fees and Expenses	$8,000.00
Legal Fees and Expenses	$5,000.00
Total	$14,247.68

Note:

(1) All amounts are estimates, other than the SEC’s registration fee.

We are paying all expenses of the Offering listed above. No portion of these expenses will be paid by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their shares, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

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Our bylaws provide that we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated by such person. Our bylaws that will be in effect upon completion of this offering will further provide for the advancement of expenses to each of our officers and directors.

Our certificate of incorporation provides that “No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.”

We also intend to maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of charter or bylaws.

RECENT SALES OF UNREGISTERED SECURITIES

We have recently completed the following sales of unregistered securities:

For the fiscal year ended September 30, 2019, 196,550 shares of Series 1 Preferred Stock were issued to pay $1,965,499 worth of dividends to holders of Series 1 Preferred Stock.

For the fiscal year ended September 30, 2019, we issued 1,847,832 shares of common stock to satisfy $5,047,569 of notes payable and accumulated interest.

During the three months ended December 31, 2019, the Company issued an aggregate of 123,400 shares of common stock in exchange for aggregate consideration of $157,835, which was used for working capital.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

For U.S. investors, the above shares were issued in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising.

For our offshore investors, the above shares were issued in reliance on Regulation S, promulgated under the Securities Act, as the securities were issued in an “offshore transaction,” as defined in Rule 902(h) of Regulation and we did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each stockholder was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

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EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
2.2	Stock Purchase Agreement regarding the stock of Advanced Industrial Services, Inc., AIS Leasing Company, AIS Graphic Services, Inc., and AIS Energy Services, LLC, Dated December 15, 2015. (6)
2.3	Asset Purchase agreement between Periscope GmbH and ROB Centrex Assets UG, ROB Cemtrex Automotive GmbH, and ROB Cemtrex Logistics GmbH. (7)
3.1	Certificate of Incorporation of the Company.(1)
3.2	By Laws of the Company.(1)
3.3	Certificate of Amendment of Certificate of Incorporation, dated September 29, 2006.(1)
3.4	Certificate of Amendment of Certificate of Incorporation, dated March 30, 2007.(1)
3.5	Certificate of Amendment of Certificate of Incorporation, dated May 16, 2007.(1)
3.6	Certificate of Amendment of Certificate of Incorporation, dated August 21, 2007.(1)
3.7	Certificate of Amendment of Certificate of Incorporation, dated April 3, 2015.(3)
3.8	Certificate of Designation of the Series A Preferred Shares, dated September 8, 2009.(2)
3.9	Certificate of Designation of the Series 1 Preferred Stock.(11)
3.10	Certificate of Amendment of Certificate of Incorporation, dated September 7, 2017 (12)
3.11	Certificate of Designations of Series B Redeemable Convertible Preferred Stock.(14)
3.12	Certificate of Correction to the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Cemtrex, Inc (6)
3.13	Amended Certificate of Designation of the Series 1 Preferred Shares, dated March 30, 2020.(16)
4.1	Form of Subscription Rights Certificate. (10)
4.2	Form of Series 1 Preferred Stock Certificate. (10)
4.3	Form of Series 1 Warrant. (10)
4.4	Form of Common Stock Purchase Warrant, dated March 22, 2019. (14)
5.1*	Form of Opinion of the Doney Law Firm
10.1	Dealer-Manager Agreement between Cemtrex, Inc. and Advisory Group Equity Services, Ltd. doing business as RHK Capital.dated November 21, 2018 (8)
10.2	At-The-Market Offering Agreement dated January 28, 2019, by and among Cemtrex, Inc. and Advisory Group Equity Services, Ltd. doing business as RHK Capital.(9)
10.3	Securities Purchase Agreement by and between Intercostal Capital, dated July 1, 2019 and Cemtrex, Inc., (13)
10.4	Share transfer and purchase agreement between Cemtrex, Ltd., Cemtrex, Inc. and Finvest GmbH i.G., Dennis Wenz, and Laura Wenz., dated August 15, 2019 (15)
10.5	Amendment of the Term Loan Agreement between Vicon and NIL Funding, dated March 4, 2020.(17)
14.1	Corporate Code of Business Ethics.(4)
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Haynie & Company

* Filed herewith

(1)	Incorporated by reference from Form 10-12G filed on May 22, 2008.
(2)	Incorporated by reference from Form 8-K filed on September 10, 2009.
(3)	Incorporated by reference from Form 8-K filed on August 22, 2016.
(4)	Incorporated by reference from Form 8-K filed on July 1, 2016.
(5)	Intentionally omitted
(6)	Incorporated by reference from Form 8-K filed on June 12, 2019.
(7)	Incorporated by reference from Form 8-K/A filed on November 24, 2017.
(8)	Incorporated by reference from Form 8-K filed on November 21, 2018.
(9)	Incorporated by reference from Form 8-K filed on January 28, 2019.
(10)	Incorporated by reference from Form S-1 filed on August 29, 2016 and as amended on November 4, 2016, November 23, 2016, and December 7, 2016.
(11)	Incorporated by reference from Form 8-K filed on January 24, 2017.
(12)	Incorporated by reference from Form 8-K filed on September 8, 2017.
(13)	Incorporated by reference from Form 10-K filed on July 2, 2019.
(14)	Incorporated by reference from Form 8-K filed on March 22, 2019.
(15)	Incorporated by reference from Form 8-K filed on August 21, 2019.
(16)	Incorporated by reference from Form 8-K filed on April 1, 2020.
(17)	Incorporated by reference from Form 8-K filed on March 9, 2020.

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

4. That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to the Offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brooklyn, NY, on April 15, 2020.

CEMTREX, INC.

By:	/s/ Saagar Govil
Saagar Govil
Chairman of the Board, CEO, President & Secretary (Principal Executive Officer)

By:	/s/ Aron Govil
Aron Govil
Executive Director, CFO (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

April 15, 2020	By:	/s/ Saagar Govil
Saagar Govil,
Chairman of the Board, CEO,
President & Secretary (Principal Executive Officer)

April 15, 2020	By:	/s/ Aron Govil
Aron Govil
Executive Director, CFO (Principal Financial and Accounting Officer)

April 15, 2020	By:	/s/ Raju Panjwani
Raju Panjwani,
Director

April 15, 2020	By:	/s/ Sunil Verma
Sunny Verma,
Director

April 15, 2020	By:	/s/ Metodi Filipov
Metodi Filipov,
Director

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